Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES FOURTH

QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

•
Fourth Quarter Revenue was $662.5 million, a 27.4% increase over the prior year period
•
Fourth Quarter Net income was $178.8 million compared to $29.2 million for the prior year period
•
Adjusted EBITDA for Q4 2025 was $85.0 million, a 54.0% increase over the prior year period
•
Maintained Full Year 2026 Revenue guidance of between $2.54 and $2.56 billion
o
Maintained Full Year 2026 Adjusted EBITDA guidance of between $318 and $322 million
•
Announced agreement to acquire Family First Homecare subsequent to the Fourth Quarter

Atlanta, Georgia (March 19, 2026) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three-month period and fiscal year ended January 3, 2026.

Jeff Shaner, Chief Executive Officer, commented, “The strength and momentum of all three operating divisions can be seen in our fourth quarter results as we complete the third year of our Strategic Transformation. Fourth quarter results are headlined by revenue and adjusted EBITDA growth of 27.4% and 54.0%, respectively, when compared to the prior year period. With the integration of Thrive Skilled Pediatric Care completed, we are well-positioned for further acquisition activity, including the recently announced Family First Homecare transaction. Our confirmed guidance underscores the strength of our core business model as we continue to provide high quality and cost-effective care to our patients in their preferred care setting – the home. These results reflect the extraordinary efforts and the determination of our entire team at Aveanna, who deliver on our mission of exceptional care every day.”

Three-Month Periods Ended January 3, 2026 (14 weeks) and December 28, 2024 (13 weeks)

Revenue was $662.5 million for the three-month period ended January 3, 2026, as compared to $519.9 million for the three-month period ended December 28, 2024, an increase of $142.6 million, or 27.4%. The overall increase in revenue was attributable to a $118.5 million increase in PDS segment revenue, a $14.9 million increase in HHH segment revenue, and a $9.2 million increase in MS segment revenue compared to the fourth quarter of 2024.

Gross margin was $213.3 million, or 32.2% of revenue, for the three-month period ended January 3, 2026, as compared to $171.7 million, or 33.0% of revenue, for the three-month period ended December 28, 2024, an increase of $41.6 million, or 24.2%.

Net income was $178.8 million for the three-month period ended January 3, 2026, as compared to net income of $29.2 million for the three-month period ended December 28, 2024. Net income per diluted share was $0.80 for the three-month period ended January 3, 2026, as compared to net income per diluted share of $0.14 for the three-month period ended December 28, 2024. Adjusted net income per diluted share was $0.17 for the three-month period ended January 3, 2026, as compared to adjusted net income per diluted share of $0.05 for the three-month period ended December 28, 2024. See "Non-GAAP Financial Measures - Adjusted net income and Adjusted net income per diluted share" below.

Adjusted EBITDA was $85.0 million, or 12.8% of revenue, for the three-month period ended January 3, 2026, as compared to $55.2 million, or 10.6% of revenue, for the three-month period ended December 28, 2024, an increase of $29.8 million or 54.0%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Year Ended January 3, 2026 and December 28, 2024

Revenue was $2,433.2 million for the fiscal year ended January 3, 2026, as compared to $2,024.5 million for the fiscal year ended December 28, 2024, an increase of $408.7 million, or 20.2%. The overall increase in revenue was attributable to a $366.5 million increase in PDS segment revenue, a $30.8 million increase in HHH segment revenue, and a $11.4 million increase in MS segment revenue compared to the fiscal year 2024.

Gross margin was $810.5 million, or 33.3% of revenue, for the fiscal year ended January 3, 2026, as compared to $635.5 million, or 31.4% of revenue, for the fiscal year ended December 28, 2024, an increase of $174.9 million, or 27.5%.

Net income was $225.0 million for the fiscal year ended January 3, 2026, as compared to net loss of $10.9 million for the fiscal year ended December 28, 2024. Net income per diluted share was $1.05 for the fiscal year ended January 3, 2026, as compared to net loss per diluted share of $(0.06) for the fiscal year ended December 28, 2024. Adjusted net income per diluted share was $0.60 for the fiscal year ended January 3, 2026, as compared to adjusted net income per diluted share of $0.06 for the fiscal year ended December 28, 2024. See "Non-GAAP Financial Measures - Adjusted net income and Adjusted net income per diluted share" below.

Adjusted EBITDA was $320.9 million, or 13.2% of revenue, for the fiscal year ended January 3, 2026, as compared to $183.6 million, or 9.1% of revenue, for the fiscal year ended December 28, 2024, an increase of $137.3 million or 74.8%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Agreement to Acquire Family First Homecare

On March 12, 2026, the Company announced that it had entered into a definitive agreement to acquire Family First Holding, LLC, a scaled, multi-state provider of pediatric home care that primarily provides skilled Private Duty Nursing services with 27 locations in seven states including Florida, Illinois, Iowa, Pennsylvania, South Dakota, Texas, and North Carolina, where it is currently launching operations. The purchase price for the acquisition is $175.5 million, subject to customary adjustments. The transaction is expected to close in the second fiscal quarter of 2026, subject to, among other things, customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

For more information, see the Company’s press release, dated March 12, 2026, announcing the Company’s agreement to acquire Family First Homecare.

Liquidity, Cash Flow, and Debt

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As of January 3, 2026, we had cash of $193.3 million and incremental borrowing capacity of $110.0 million under our securitization facility. Our revolver was undrawn, with approximately $225.5 million of borrowing capacity and approximately $24.5 million of outstanding letters of credit. The pending acquisition, which is being funded with a combination of cash on hand and borrowings under our securitization facility, is expected to reduce our liquidity upon the closing of the transaction.
•
2025 net cash provided by operating activities was $125.9 million. Free cash flow was $131.0 million for the fiscal year ended January 3, 2026. See “Non-GAAP Financial Measures - Free cash flow” below.
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As of January 3, 2026 we had total indebtedness of $1,486.7 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
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$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
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$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

Matt Buckhalter, Chief Financial Officer, commented “2025 was a monumental year for Aveanna. Our team delivered exceptional performance across the business, generating annual revenue growth of 20.2% and Adjusted EBITDA growth of 74.8%. These results reflect the strength of our clinical model, the dedication of our caregivers, and the disciplined execution of our strategy across each of our segments. We also generated $131.0 million in free cash flow during the year, further strengthening our balance sheet and providing additional flexibility to invest in the continued growth at Aveanna. In line with customary practice, we have not included our pending acquisition in our full-year 2026 guidance. We continue to maintain our guidance for 2026 of revenue between $2.54 and $2.56 billion and Adjusted EBITDA between $318 and $322 million.”

Full Year 2026 Guidance

The following is our guidance reflecting our maintained expectations for revenue and Adjusted EBITDA for the full fiscal year 2026 (year ending January 2, 2027):

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Revenue of between $2.54 and $2.56 billion

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

•
Adjusted EBITDA of between $318 and $322 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income or loss, Adjusted net income or loss per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness, gross margin, gross margin percentage or any other financial measures calculated in accordance with GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in the financial tables below.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income or loss. Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income or loss before interest expense, net; income tax expense or benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation and associated employer payroll taxes; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and

Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net income and Adjusted net income per diluted share

Adjusted net income represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, fees related to debt modifications; interest rate derivatives, acquisition-related costs, integration costs, legal costs, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net income per diluted share represents adjusted net income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net income and adjusted net income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, proceeds from issuance of term loans, net of debt issuance costs, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well as cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, March 19, 2026, at 10:00 a.m. Eastern Time to discuss our fourth quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until March 26, 2026, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13757396. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as intense competition among home health, hospice and durable medical equipment companies; our ability to maintain relationships with existing patient referral sources; our ability to have services funded from third-party payers, including Medicare, Medicaid and private health insurance companies, including as a result of changes to Medicaid to be implemented under the One Big Beautiful Bill Act; changes to Medicare or Medicaid rates or methods governing Medicare or Medicaid payments, and the implementation of alternative payment models, including but not limited to Medicare Advantage, Managed Care Organization, managed Medicaid, and other forms of managed care; any downward pressure on reimbursement resulting from further proliferation of Medicare Advantage plans; our limited ability to control reimbursement rates received for our services; delays in collection or non-collection of our patient accounts receivable, particularly during the business integration process, or when transitioning between systems associated with clinical data collection and submission, as well as billing and collection systems; healthcare reform and other regulations, including risks related to the proposed rule issued for the home health prospective payment system by Centers for Medicare & Medicaid Services; changes in the case-mix of our patients, as well as payer mix and payment methodologies; any reduction in net reimbursement if we do not effectively implement value-based care programs; the possibility that our business, financial condition and results of operations may be materially adversely affected by public health emergencies, such as a pandemic or other infectious disease outbreak; shortages in qualified employees and management and competition for qualified personnel; any failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach; our substantial indebtedness, which increases our vulnerability to general adverse economic and industry conditions and may limit our ability to pursue strategic alternatives and react to changes in our business and industry; our ability to identify, obtain financing for, acquire and integrate strategic and accretive businesses or assets; risks related to legal proceedings, claims and governmental inquiries given that the nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2025 fiscal year filed with the Securities and Exchange Commission on March 19, 2026, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 38 states providing a broad range of pediatric and adult healthcare services, primarily focused on care in the home, including nursing, hospice, rehabilitation, occupational nursing in schools, therapy, and day treatment center services for medically complex and chronically ill children and adults, as well as delivery of enteral nutrition and other products to patients. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the fiscal years ended
(dollars in thousands)	January 3, 2026	December 28, 2024
Net cash provided by operating activities	$125,857	$32,637
Net cash used in investing activities	$(22,298)	$(6,319)
Net cash provided by financing activities	$5,413	$14,028
Cash and cash equivalents at beginning of period	$84,288	$43,942
Cash and cash equivalents at end of period	$193,260	$84,288

The following table presents our long-term indebtedness as of January 3, 2026:

(dollars in thousands)
Instrument	Interest Rate	January 3, 2026
2025 Term Loans (1)	S + 3.75%	$1,321,687
2025 Refinancing Revolving Credit Facility (1)	S + 3.75%	-
Securitization Facility	S + 2.50%	165,000
Total indebtedness		$1,486,687
(1) S = One-month SOFR

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the fiscal years ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Revenue	$662,480	$519,872	$2,433,199	$2,024,506
Cost of revenue, excluding depreciation and amortization	449,181	348,150	1,622,718	1,388,964
Branch and regional administrative expenses	97,641	88,744	374,496	352,814
Corporate expenses	39,276	33,421	163,310	125,402
Depreciation and amortization	2,728	2,446	10,538	10,778
Acquisition-related costs	1,482	1,340	3,813	1,490
Other operating expense	1,127	-	1,861	5,271
Operating income	71,045	45,771	256,463	139,787
Interest income	1,744	201	2,831	498
Interest expense	(32,621)	(38,097)	(140,086)	(156,602)
Loss on debt extinguishment	-	-	(5,862)	-
Other (expense) income	(923)	19,060	(6,398)	21,389
Income before income taxes	39,245	26,935	106,948	5,072
Income tax benefit (expense)	139,507	2,245	118,086	(16,001)
Net income (loss)	$178,752	$29,180	$225,034	$(10,929)
Net income (loss) per share:
Net income (loss) per share, basic	$0.85	$0.15	$1.11	$(0.06)
Weighted average shares of common stock outstanding, basic	209,087	193,369	203,526	192,893
Net income (loss) per share, diluted	$0.80	$0.14	$1.05	$(0.06)
Weighted average shares of common stock outstanding, diluted	223,533	203,863	214,979	192,893

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$662,480	$519,872	$142,608	27.4%
Cost of revenue, excluding depreciation and amortization	449,181	348,150	101,031	29.0%
Gross margin	$213,299	$171,722	$41,577	24.2%
Gross margin percentage	32.2%	33.0%		-0.8%	(1)
Branch and regional administrative expenses	97,641	88,744	8,897	10.0%
Field contribution	$115,658	$82,978	$32,680	39.4%
Field contribution margin	17.5%	16.0%
Corporate expenses	$39,276	$33,421	$5,855	17.5%
As a percentage of revenue	5.9%	6.4%
Operating income	$71,045	$45,771	$25,274	55.2%
As a percentage of revenue	10.7%	8.8%

	For the fiscal years ended
(dollars in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$2,433,199	$2,024,506	$408,693	20.2%
Cost of revenue, excluding depreciation and amortization	1,622,718	1,388,964	233,754	16.8%
Gross margin	$810,481	$635,542	$174,939	27.5%
Gross margin percentage	33.3%	31.4%		1.9%	(1)
Branch and regional administrative expenses	374,496	352,814	21,682	6.1%
Field contribution	$435,985	$282,728	$153,257	54.2%
Field contribution margin	17.9%	14.0%
Corporate expenses	$163,310	$125,402	$37,908	30.2%
As a percentage of revenue	6.7%	6.2%
Operating income	$256,463	$139,787	$116,676	83.5%
As a percentage of revenue	10.5%	6.9%
(1)
Represents the change in margin percentage year over year (or quarter over quarter).

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$540,706	$422,191	$118,515	28.1%
Cost of revenue, excluding depreciation and amortization	390,826	298,560	92,266	30.9%
Gross margin	$149,880	$123,631	$26,249	21.2%
Gross margin percentage	27.7%	29.3%		-1.6%	(4)
Hours	12,361	10,488	1,873	17.9%
Revenue rate	$43.74	$40.25	$3.49	10.2%	(1)
Cost of revenue rate	$31.62	$28.47	$3.15	13.0%	(2)
Spread rate	$12.12	$11.78	$0.34	3.3%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$69,285	$54,423	$14,862	27.3%
Cost of revenue, excluding depreciation and amortization	32,112	25,496	6,616	25.9%
Gross margin	$37,173	$28,927	$8,246	28.5%
Gross margin percentage	53.7%	53.2%		0.5%	(4)
Home health total admissions (5)	10.4	8.5	1.9	22.4%
Home health episodic admissions (6)	8.1	6.5	1.6	24.6%
Home health total episodes (7)	14.0	11.2	2.8	25.0%
Home health episodic mix (8)	77.9%	76.5%		1.4%	(10)
Home health revenue per completed episode (9)	$3,223	$3,128	$95	3.0%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$52,489	$43,258	$9,231	21.3%
Cost of revenue, excluding depreciation and amortization	26,243	24,094	2,149	8.9%
Gross margin	$26,246	$19,164	$7,082	37.0%
Gross margin percentage	50.0%	44.3%		5.7%	(4)
Unique patients served (“UPS”)	92	89	3	3.4%
Revenue rate	$570.53	$486.04	$84.49	17.9%	(1)
Cost of revenue rate	$285.25	$270.72	$14.53	5.5%	(2)
Spread rate	$285.28	$215.33	$69.96	33.6%	(3)

	PDS
	For the fiscal years ended
(dollars and hours in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$2,001,147	$1,634,609	$366,538	22.4%
Cost of revenue, excluding depreciation and amortization	1,409,376	1,190,148	219,228	18.4%
Gross margin	$591,771	$444,461	$147,310	33.1%
Gross margin percentage	29.6%	27.2%		2.4%	(4)
Hours	46,123	41,562	4,561	11.0%
Revenue rate	$43.39	$39.33	$4.06	11.4%	(1)
Cost of revenue rate	$30.56	$28.64	$1.92	7.4%	(2)
Spread rate	$12.83	$10.69	$2.14	22.1%	(3)

	HHH
	For the fiscal years ended
(dollars and admissions/episodes in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$248,557	$217,805	$30,752	14.1%
Cost of revenue, excluding depreciation and amortization	114,299	101,310	12,989	12.8%
Gross margin	$134,258	$116,495	$17,763	15.2%
Gross margin percentage	54.0%	53.5%		0.5%	(4)
Home health total admissions (5)	39.6	36.9	2.7	7.3%
Home health episodic admissions (6)	30.4	28.0	2.4	8.6%
Home health total episodes (7)	51.4	46.2	5.2	11.3%
Home health episodic mix (8)	76.8%	75.9%		0.9%	(10)
Home health revenue per completed episode (9)	$3,206	$3,099	$107	3.5%

	MS
	For the fiscal years ended
(dollars and UPS in thousands)	January 3, 2026	December 28, 2024	Change	% Change
Revenue	$183,495	$172,092	$11,403	6.6%
Cost of revenue, excluding depreciation and amortization	99,043	97,506	1,537	1.6%
Gross margin	$84,452	$74,586	$9,866	13.2%
Gross margin percentage	46.0%	43.3%		2.7%	(4)
Unique patients served (“UPS”)	363	367	(4)	-1.1%
Revenue rate	$505.50	$468.92	$36.58	7.7%	(1)
Cost of revenue rate	$272.85	$265.68	$7.17	2.7%	(2)
Spread rate	$232.65	$203.24	$29.41	14.3%	(3)

(1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
(2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
(3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
(4)
Represents the change in margin percentage year over year (or quarter over quarter).
(5)
Represents home health episodic and other admissions.
(6)
Represents home health episodic admissions.
(7)
Represents episodic admissions and recertifications.
(8)
Represents the ratio of home health episodic admissions to home health total admissions.
(9)
Represents Medicare revenue per completed episode.
(10)
Represents the change in home health episodic mix year over year (or quarter over quarter).

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Gross margin	$213,299	$171,722	$810,481	$635,542
Gross margin percentage	32.2%	33.0%	33.3%	31.4%
Branch and regional administrative expenses	97,641	88,744	374,496	352,814
Field contribution	$115,658	$82,978	$435,985	$282,728
Field contribution margin	17.5%	16.0%	17.9%	14.0%
Revenue	$662,480	$519,872	$2,433,199	$2,024,506

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net income (loss)	$178,752	$29,180	$225,034	$(10,929)
Interest expense, net	30,877	37,896	137,255	156,104
Income tax (benefit) expense	(139,507)	(2,245)	(118,086)	16,001
Depreciation and amortization	2,728	2,446	10,538	10,778
EBITDA	72,850	67,277	254,741	171,954
Goodwill, intangible and other long-lived asset impairment	1,143	(40)	1,881	5,264
Non-cash share-based compensation	3,946	4,983	25,061	17,465
Loss on debt extinguishment	-	-	5,862	-
Fees related to debt modifications	(74)	-	15,890	-
Interest rate derivatives (1)	911	(19,131)	6,443	(21,351)
Acquisition-related costs (2)	1,482	1,340	3,814	1,490
Integration costs (3)	2,157	262	6,950	1,211
Legal costs and settlements associated with acquisition matters (4)	2,526	203	5,754	1,626
Restructuring (5)	36	618	504	5,405
Other legal matters (6)	28	241	(5,898)	1,353
Other adjustments (7)	(4)	(545)	(145)	(839)
Total adjustments	$12,151	$(12,069)	$66,116	$11,624
Adjusted EBITDA	$85,001	$55,208	$320,857	$183,578

The following table reconciles net income (loss) to adjusted net income and presents adjusted net income per diluted share:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands, except share and per share data)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net income (loss)	$178,752	$29,180	$225,034	$(10,929)
Income tax (benefit) expense	(139,507)	(2,245)	(118,086)	16,001
Goodwill, intangible and other long-lived asset impairment	1,143	(40)	1,881	5,264
Non-cash share-based compensation	3,946	4,983	25,061	17,465
Loss on extinguishment of debt	-	-	5,862	-
Fees related to debt modifications	(74)	-	15,890	-
Interest rate derivatives (1)	911	(19,131)	6,443	(21,351)
Acquisition-related costs (2)	1,482	1,340	3,814	1,490
Integration costs (3)	2,157	262	6,950	1,211
Legal costs and settlements associated with acquisition matters (4)	2,526	203	5,754	1,626
Restructuring (5)	36	618	504	5,405
Other legal matters (6)	28	241	(5,898)	1,353
Other adjustments (7)	(4)	(545)	(145)	(839)
Total adjustments	(127,356)	(14,314)	(51,970)	27,625
Adjusted pre-tax income	51,396	14,866	173,064	16,696
Income tax expense on adjusted pre-tax income (8)	(12,849)	(3,717)	(43,266)	(4,174)
Adjusted net income	$38,547	$11,149	$129,798	$12,522
Weighted average shares outstanding, diluted (9)	223,533	203,863	214,979	199,349
Adjusted net income per diluted share (10)	$0.17	$0.05	$0.60	$0.06

The following footnotes are applicable to tables above that reconcile (i) net income (loss) to EBITDA and Adjusted EBITDA and (ii) net income (loss) to adjusted net income.

(1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other (expense) income.
(2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
(3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.5 million and $1.7 million for the three-month period and fiscal year ended January 3, 2026, respectively, and $0.2 million and $1.0 million for the three-month period and fiscal year ended December 28, 2024, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $1.6 million and $5.2 million for the three-month period and fiscal year ended January 3, 2026, respectively, and $0.1 million and $0.2 million for the three-month period and fiscal year ended December 28, 2024. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
(4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of $2.3 million and $4.9 million for the three-month period and fiscal year ended January 3, 2026, respectively, and $0.2 million and $1.1 million for the three-month period and fiscal year ended December 28, 2024, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
(5)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations.

(6)
Represents activity related to accrued legal settlements and the related costs and expenses associated with certain judgments and arbitration awards rendered against the Company where certain insurance coverage is in dispute. The Company released a legal reserve related to a certain accrued legal settlement during the fiscal year ended January 3, 2026.
(7)
Represents: (i) other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.0) million and $(0.1) million for the three-month period and fiscal year ended January 3, 2026, respectively, and $(0.5) million and $(0.8) million for the three-month period and fiscal year ended December 28, 2024, respectively.
(8)
Derived utilizing a combined federal and state statutory rate of 25% for the three-month periods and fiscal years ended January 3, 2026, and December 28, 2024, respectively, and applied to the respective adjusted pre-tax income.
(9)
Weighted average shares outstanding, diluted for the fiscal year ended December 28, 2024 includes 6.5 million additional dilutive shares that are not presented within our consolidated results of operations due to net loss for the fiscal year ended December 28, 2024, as their inclusion in calculating net loss per share would be antidilutive. The dilutive shares are included within the calculation of adjusted net income per dilutive share for fiscal year ended December 28, 2024 above, as their effect would have been dilutive.
(10)
Adjustments used to reconcile net income (loss) per diluted share on a GAAP basis to adjusted net income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income (loss) to adjusted net income divided by the weighted-average diluted shares outstanding during the period.

The following table reconciles net income (loss) to adjusted net income and presents adjusted net income per diluted share:

	For the three-month periods ended				For the fiscal years ended
	January 3, 2026		December 28, 2024		January 3, 2026		December 28, 2024
(dollars in thousands)	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share
Net income (loss)	$178,752	$0.80	$29,180	$0.14	$225,034	$1.05	$(10,929)	$(0.06)
Total adjustments (1)	(127,356)	(0.57)	(14,314)	(0.07)	(51,970)	(0.25)	27,625	0.14
Income tax expense benefit on adjusted pre-tax income	(12,849)	(0.06)	(3,717)	(0.02)	(43,266)	(0.20)	(4,174)	(0.02)
Adjusted net income	$38,547	$0.17	$11,149	$0.05	$129,798	$0.60	$12,522	$0.06

(1) Total adjustments agree to the net income (loss) to adjusted net income table above.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Cost of revenue, excluding depreciation and amortization	$359	$281	$(4,866)	$738
Branch and regional administrative expenses	488	1,682	7,335	7,071
Corporate expenses	7,769	3,688	45,706	18,443
Acquisition-related costs	1,481	1,340	3,814	1,490
Other operating expense	-	77	34	2,189
Loss on debt extinguishment	-	-	5,862	-
Other (expense) income	2,054	(19,137)	8,231	(18,307)
Total adjustments	$12,151	$(12,069)	$66,116	$11,624

The following table reconciles the net cash provided by operating activities to free cash flow:

For the fiscal year ended
(dollars in thousands)	January 3, 2026
Net cash provided by operations	$125,857
Purchases of property and equipment, and software	(7,445)
Proceeds from issuance of term loans, net of debt issuance costs	1,317,743
Principal payments of term loans	(1,308,862)
Principal payments of notes payable and financing lease obligations	(8,891)
Settlements with swap counterparties	12,563
Free cash flow	$130,965